Exhibit 99.2

CONSENT OF EVERCORE GROUP L.L.C.

December 10, 2020

The Special Committee of the Board of Directors

The Board of Directors

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, CA 80112

Members of the Special Committee and of the Board of Directors:

We have previously consented to the inclusion of our opinion letter, dated August 6, 2020, to the Special Committee of the Board of Directors of GCI Liberty, Inc. (“GCI Liberty”) and the Board of Directors of GCI Liberty as Annex C to, and the references thereto under the captions “Questions & Answers”, “Special Factors—Background of the Combination”, “Special Factors—Position of Liberty Broadband, Merger LLC and Merger Sub as to the Fairness of the Combination”, “Special Factors—GCI Liberty’s Purpose and Reasons for the Combination; Recommendations of the GCI Liberty Special Committee and GCI Liberty Board of Directors; Fairness of the Combination”, “Special Factors— Opinion of the GCI Liberty Special Committee’s Financial Advisor”, “Special Factors—Position of Mr. Malone as to the Fairness of the Combination”, and “Risk Factors—Risks Related to the Combination” in the joint proxy statement/prospectus included in the Registration Statement on Form S−4 (Registration No. 333-248854) filed by Liberty Broadband Corporation (“Liberty Broadband”) with the U.S. Securities and Exchange Commission and declared effective on October 30, 2020 (the “Registration Statement”) and relating to the proposed combination involving GCI Liberty, Liberty Broadband and certain wholly owned subsidiaries of Liberty Broadband. We hereby consent to the incorporation by reference of the foregoing into the Registration Statement on Form S-4MEF filed by Liberty Broadband on the date hereof for purposes of registering additional shares of Liberty Broadband Series C common stock in connection with the consummation of the proposed combination.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement on Form S-4MEF and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement on Form S-4MEF), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement on Form S-4MEF within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Justin A. Singh
Justin A. Singh
Managing Director